Exhibit 99.1

News From

Royal Caribbean Cruises Ltd.

Corporate Communications Office

1050 Caribbean Way, Miami, Florida 33132-2096

Contact:	Ian Bailey

(305) 982-2625

For Immediate Release

ROYAL CARIBBEAN REPORTS THIRD QUARTER RESULTS

MIAMI – November 3, 2009 – Royal Caribbean Cruises Ltd. (NYSE, OSE: RCL) today announced earnings for the third quarter of 2009 and provided guidance for the fourth quarter and full year.

Key Highlights

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Third quarter 2009 net income was $230.4 million, or $1.07 per share, compared to net income of $411.9 million, or $1.92 per share in 2008. The results were better than the company’s most recent guidance of $0.95 to $1.00 per share, driven primarily by the strength of close-in bookings.

•	Net Yields for the third quarter decreased 16.5% versus 2008, somewhat better than the company’s previous guidance of down approximately 18%.
•	Net Cruise Costs per APCD (“NCC”) for the third quarter decreased 10.0% versus 2008. NCC, excluding bunker for the third quarter declined 3.8% versus 2008.
•	The company projects net yields to decline 7% to 8% in the fourth quarter and approximately 14% for the full year.
•	Earnings per share (“EPS”) estimates for the full year are expected to be approximately $0.70 and are expected to be a slight loss in the fourth quarter.
•	The company took delivery of the widely anticipated Oasis of the Seas on October 28th.

“Like many other travel companies, we saw more strength than we expected during our peak season but have been experiencing more pricing pressure on some of our traditionally softer fall season sailings,” said Richard D. Fain, chairman and chief executive officer. Fain continued, “Overall though, the business environment is largely unchanged and stable. We expect the yield deficit to continue to improve in the fourth quarter and we remain optimistic that 2010 will bring year-over-year yield improvement.”

Third Quarter 2009 Results

Royal Caribbean Cruises Ltd. today announced net income for the third quarter 2009 of $230.4 million, or $1.07 per share, compared to net income of $411.9 million, or $1.92 per share, in 2008.

Revenues were $1.8 billion, versus $2.1 billion in the third quarter of 2008. Net Yields decreased 16.5% from the prior year or 14.5% after adjusting for year over year changes in currency. Net yields improved approximately one and a half percentage points from the company’s previous guidance, mainly as a result of the strength of close-in bookings. As was announced during the second quarter, the H1N1 virus had a negative impact on yields of approximately two percentage points during the third quarter.

NCC decreased 10.0% from the prior year or 8.8% after adjusting for changes in currency. NCC, excluding fuel, declined 3.8% from the prior year or 2.2% after adjusting for changes in currency.

Fuel costs were in-line with the company’s previous calculations. Third quarter pricing averaged $460 per metric ton and consumption was 318.2 thousand metric tons.

Revenue Environment

The company reported that booking volume since mid-September was up about 40% compared to same period last year, with favorable comparison for cruises departing both in the fourth quarter and next year. "While the pricing environment is still not what we'd like it to be, we're pleased to see solid growth in our order book and a rapidly diminishing gap in year-over-year booked volume comparisons," said Brian J. Rice, executive vice president and chief financial officer.

The company expects fourth quarter Net Yields to decline approximately 7% to 8%, slightly worse than its previous forecast of down mid-single digits. “During the fourth quarter, we historically source a disproportionate number of our guests from Florida,” said Rice. “As a

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consequence of the weaker economy in the state, we do not anticipate the same strength of close-in bookings in the fourth quarter as we saw in the third quarter.”

The company noted that its new ships, Royal Caribbean's Oasis-class and Celebrity's Solstice-class vessels, continue to command significant premiums and volumes. Oasis of the Seas will enter service on December 1, 2009; Celebrity Solstice and Celebrity Equinox are already in service, with Celebrity Eclipse debuting in April of 2010.

For the full year the company maintained its projection for Net Yields to decline approximately 14%, or 12% to 13% after adjusting for changes in currency.

The company affirmed its earlier outlook for year-over-year improvements in net revenue yields in the first quarter and for the full year of 2010.

Expense Guidance

NCC are forecasted to decrease approximately 10% for the fourth quarter and the full year. After adjusting for changes in currency, NCC are forecasted to decline approximately 12% in the fourth quarter and 8% to 9% for the full year.

Excluding fuel, NCC are expected to decline 7% to 8% for the fourth quarter and approximately 6% to 7% for the full year.

While it is early in the annual planning process, the company did comment that it anticipates flat NCC, excluding fuel, for full year 2010. Efficiencies on the new hardware, sustainable cost reductions completed in 2008 and 2009 and having attained initial critical mass in its international operations are all factors that will support this goal.

Fuel Expense

The company does not forecast fuel price changes and its cost calculations are based on current at-the-pump prices net of hedging impacts. Based on today’s fuel prices the company has included $158 million and $596 million of fuel expense in its fourth quarter and full year 2009 guidance, respectively.

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The company’s fuel consumption is currently 40% hedged for the fourth quarter. In keeping with its previously disclosed hedging strategy, forecasted consumption is now 50% hedged in 2010, 50% hedged in 2011 and 10% hedged in 2012.

Fourth Quarter 2009
Fuel Consumption	323,000 mt
Fuel Expenses	$158 Million
Percent Hedged (forward consumption)	40%
Impact of 10% change in fuel prices	$9 Million

Forward Guidance Summary

The company provided the following estimates for the fourth quarter and full year 2009. Except for earnings per share, all estimates are as compared to the fourth quarter and full year 2008, respectively.

	Fourth Quarter 2009	Full Year 2009
EPS	Approx. ($0.05)	Approx. $0.70
Capacity	7.5%	5.1%
Net Yields	(7%) – (8%)	Approx. (14%)
Net Cruise Costs per APCD	Approx. (10%)	Approx. (10%)
Net Cruise Costs per APCD, excluding Fuel	(7%) – (8%)	(6%) – (7%)
Depreciation and Amortization	Approx. $150 Million	$565 to $570 Million
Interest Expense	Approx. $80 Million	Approx. $305 Million

Liquidity and Financing Arrangements

As of September 30, 2009, liquidity was $1.1 billion, including cash and the undrawn portion of the company’s unsecured revolving credit facility.

Capital Expenditures and Capacity Guidance

Based on current ship orders, projected capital expenditures for 2009, 2010, 2011 and 2012, estimates are unchanged at $2.1 billion, $2.2 billion, $1.0 billion, and $1.0 billion, respectively.

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Capacity increases for the same four years are 5.1%, 11.6%, 8.8% and 2.7%, respectively.

The company took delivery of the Royal Caribbean International’s Oasis of the Seas on October 28th. The vessel was funded with a 12-year amortizing unsecured facility that matures in 2021. Oasis of the Seas’ launch continues to be one of the most widely anticipated and reported vessel deliveries of all time and the company expects an acceleration of media coverage and buzz when the vessel arrives in Florida on November 11th.

Conference Call Scheduled

The company has scheduled a conference call at 10 a.m. Eastern Daylight Time today to discuss its earnings. This call can be heard, either live or on a delayed basis, on the company’s investor relations web site at www.rclinvestor.com.

Terminology

Available Passenger Cruise Days (“APCD”)

APCDs are our measurement of capacity and represent double occupancy per cabin multiplied by the number of cruise days for the period.

Gross Cruise Costs

Gross Cruise Costs represent the sum of total cruise operating expenses plus marketing, selling and administrative expenses.

Gross Yields

Gross Yields represent total revenues per APCD.

Net Cruise Costs

Net Cruise Costs represent Gross Cruise Costs excluding commissions, transportation and other expenses and onboard and other expenses. In measuring our ability to control costs in a manner that positively impacts net income, we believe changes in Net Cruise Costs to be the most relevant indicator of our performance. We have not provided a quantitative reconciliation of projected Gross Cruise Costs to projected Net Cruise Costs due to the

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significant uncertainty in projecting the costs deducted to arrive at this measure. Accordingly, we do not believe that reconciling information for such projected figures would be meaningful.

Net Debt-to-Capital

Net Debt-to-Capital is a ratio which represents total long-term debt, including current portion of long-term debt, less cash and cash equivalents (“Net Debt”) divided by the sum of Net Debt and total shareholders' equity. We believe Net Debt and Net Debt-to-Capital, along with total long-term debt and shareholders' equity are useful measures of our capital structure.

Net Revenues

Net Revenues represent total revenues less commissions, transportation and other expenses and onboard and other expenses.

Net Yields

Net Yields represent Net Revenues per APCD. We utilize Net Revenues and Net Yields to manage our business on a day-to-day basis as we believe that it is the most relevant measure of our pricing performance because it reflects the cruise revenues earned by us net of our most significant variable costs, which are commissions, transportation and other expenses and onboard and other expenses. We have not provided a quantitative reconciliation of projected Gross Yields to projected Net Yields due to the significant uncertainty in projecting the costs deducted to arrive at this measure. Accordingly, we do not believe that reconciling information for such projected figures would be meaningful.

Occupancy

Occupancy, in accordance with cruise vacation industry practice, is calculated by dividing Passenger Cruise Days by APCD. A percentage in excess of 100% indicates that three or more passengers occupied some cabins.

Passenger Cruise Days

Passenger Cruise Days represent the number of passengers carried for the period multiplied by the number of days of their respective cruises.

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Royal Caribbean Cruises Ltd. is a global cruise vacation company that operates Royal Caribbean International, Celebrity Cruises, Pullmantur, Azamara Cruises and CDF Croisières de France. The company has a combined total of 39 ships in service and four under construction. It also offers unique land-tour vacations in Alaska, Asia, Australia, Canada, Europe, Latin America and New Zealand. Additional information can be found on www.royalcaribbean.com, www.celebrity.com, www.pullmantur.es, www.azamaracruises.com or www.rclinvestor.com.

Certain statements in this release constitute forward-looking statements under the Private Securities Litigation Reform Act of 1995. Words such as “anticipate”, “believe”, “could”, “estimate”, “expect”, “goal”, “intend”, “may”, “plan”, “project”, “seek”, “should”, “will”, and similar expressions are intended to identify these forward-looking statements. Forward-looking statements do not guarantee future performance and may involve risks, uncertainties and other factors, which could cause our actual results, performance or achievements to differ materially from the future results, performance or achievements expressed or implied in those forward-looking statements. Examples of these risks, uncertainties and other factors include, but are not limited to the following: the adverse impact of the worldwide economic downturn on the demand for cruises, the impact of the economic downturn on the availability of our credit facility and our ability to generate cash flows from operations or obtain new borrowings from the credit or capital markets in amounts sufficient to satisfy our capital expenditures, debt repayments and other financing needs, the impact of disruptions in the global financial markets on the ability of our counterparties and others to perform their obligations to us, the uncertainties of conducting business internationally and expanding into new markets, the volatility in fuel prices and foreign exchange rates, the impact of changes in operating and financing costs, including changes in foreign currency, interest rates, fuel, food, payroll, airfare for our shipboard personnel, insurance and security costs, impact of problems encountered at shipyards and their subcontractors including insolvency or financial difficulties, vacation industry competition and changes in industry capacity and overcapacity, the impact of compliance with or changes in tax, environmental, health, safety and other laws and regulations affecting our business or our principal shareholders, the impact of pending or threatened litigation, enforcement actions, fines or penalties, the impact of delayed or cancelled ship orders, the impact of emergency ship repairs, including the related lost revenue, the impact on prices of new ships due to shortages in available shipyard facilities, component parts and shipyard consolidations, negative incidents involving cruise ships including those involving the health and safety of passengers, reduced consumer demand for cruises as a result of any number of reasons, including geo-political and economic uncertainties and the unavailability or cost of air service, the international political climate, fears of terrorist and pirate attacks, armed conflict and the resulting concerns over safety and security aspects of traveling, the impact of the spread of contagious diseases, the impact of changes or disruptions to external distribution channels for our guest bookings, the loss of key personnel or our inability to retain or recruit qualified personnel, changes in our stock price or principal shareholders, uncertainties of a foreign legal system as we are not incorporated in the United States, the unavailability of ports of call, weather, and other factors described in further detail in Royal Caribbean Cruises Ltd.’s filings with the Securities and Exchange Commission. The above examples are not exhaustive and new risks emerge from time to time. We undertake no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. In addition, certain financial measures in this release constitute non-GAAP financial measures as defined by Regulation G. A reconciliation of these items can be found on our investor relations website at www.rclinvestor.com.

Financial Tables Follow

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ROYAL CARIBBEAN CRUISES LTD.
CONSOLIDATED STATEMENTS OF OPERATIONS
(unaudited, in thousands, except per share data)

	Quarter Ended		Nine Months Ended
	September 30,		September 30,
	2009	2008	2009	2008

Passenger ticket revenues	$1,270,610	$1,498,221	$3,176,473	$3,676,201
Onboard and other revenues	492,932	565,168	1,261,686	1,400,047
Total revenues	1,763,542	2,063,389	4,438,159	5,076,248
Cruise operating expenses:
Commissions, transportation and other	303,969	375,638	772,350	918,313
Onboard and other	152,579	168,145	348,336	363,980
Payroll and related	171,164	170,269	505,376	487,851
Food	88,394	90,432	254,710	255,530
Fuel	146,254	207,274	437,617	539,807
Other operating	253,726	263,903	715,468	763,365
Total cruise operating expenses	1,116,086	1,275,661	3,033,857	3,328,846
Marketing, selling and administrative expenses	196,594	191,115	576,344	592,604
Depreciation and amortization expenses	144,021	134,706	421,802	386,373
Operating Income	306,841	461,907	406,156	768,425
Other income (expense):
Interest income	2,225	5,620	5,114	11,143
Interest expense, net of interest capitalized	(73,912)	(80,560)	(221,701)	(239,594)
Other (expense) income	(4,762)	24,920	(30,501)	32,269
	(76,449)	(50,020)	(247,088)	(196,182)
Net Income	$230,392	$411,887	$159,068	$572,243

Earnings Per Share:
Basic	$1.08	$1.93	$0.74	$2.68
Diluted	$1.07	$1.92	$0.74	$2.67

Weighted-Average Shares Outstanding:
Basic	213,839	213,524	213,769	213,445
Diluted	215,669	214,172	214,773	214,334

STATISTICS

	Quarter Ended		Nine Months Ended
	September 30,		September 30,
	2009	2008	2009	2008

Passengers Carried	1,046,943	1,072,358	2,958,219	3,093,748

Passenger Cruise Days	7,545,314	7,487,096	21,105,895	20,719,165

APCD	7,157,608	6,945,217	20,486,192	19,640,167
Occupancy	105.4%	107.8%	103.0%	105.5%

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ROYAL CARIBBEAN CRUISES LTD.
CONSOLIDATED BALANCE SHEETS
(in thousands, except share data)
	As of
	September 30,	December 31,
	2009	2008
	(unaudited)
Assets
Current assets
Cash and cash equivalents	$285,863	$402,878
Trade and other receivables, net	334,666	271,287
Inventories	109,663	96,077
Prepaid expenses and other assets	185,360	125,160
Derivative financial instruments	105,084	81,935
Total current assets	1,020,636	977,337

Property and equipment, net	14,203,910	13,878,998
Goodwill	803,189	779,246
Other assets	1,158,560	827,729
	$17,186,295	$16,463,310

Liabilities and Shareholders' Equity
Current liabilities
Current portion of long-term debt	$667,608	$471,893
Accounts payable	270,472	245,225
Accrued interest	145,586	128,879
Accrued expenses and other liabilities	513,345	687,369
Customer deposits	1,002,488	968,520
Hedged firm commitments	163,318	172,339
Total current liabilities	2,762,817	2,674,225
Long-term debt	6,628,442	6,539,510
Other long-term liabilities	351,290	446,563

Commitments and contingencies

Shareholders' equity
Preferred stock ($0.01 par value; 20,000,000 shares authorized;
none outstanding)	-	-
Common stock ($0.01 par value; 500,000,000 shares authorized;
224,213,977 and 223,899,076 shares issued, September 30, 2009	2,242	2,239
and December 31, 2008, respectively)
Paid-in capital	2,969,663	2,952,540
Retained earnings	4,751,597	4,592,529
Accumulated other comprehensive income (loss)	133,947	(319,936)
Treasury stock (10,308,683 and 11,076,701 common shares at cost, September 30, 2009 and December 31, 2008, respectively)	(413,703)	(424,360)
Total shareholders' equity	7,443,746	6,803,012
	$17,186,295	$16,463,310

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ROYAL CARIBBEAN CRUISES LTD.
CONSOLIDATED STATEMENTS OF CASH FLOWS
(unaudited, in thousands)

	Nine Months Ended
	September 30,
	2009	2008

Operating Activities
Net income	$159,068	$572,243
Adjustments:
Depreciation and amortization	421,802	386,373
Changes in operating assets and liabilities:
Increase in trade and other receivables, net	(18,029)	(16,835)
Increase in inventories	(12,539)	(18,528)
Increase in prepaid expenses and other assets	(9,433)	(9,165)
Increase (decrease) in accounts payable	21,915	(1,652)
Increase in accrued interest	16,706	5,682
Increase in accrued expenses and other liabilities	31,623	61,648
Increase in customer deposits	13,840	73,404
Other, net	38,826	(8,406)
Net cash provided by operating activities	663,779	1,044,764

Investing Activities
Purchases of property and equipment	(1,153,090)	(1,413,347)
Cash received on settlement of derivative financial instruments	105,964	256,338
Loans and equity contributions to unconsolidated affiliates	(181,683)	(41,429)
Proceeds from the sale of Celebrity Galaxy	290,928	-
Other, net	(100)	(11,317)
Net cash used in investing activities	(937,981)	(1,209,755)

Financing Activities
Debt proceeds	992,463	1,143,682
Debt issuance costs	(35,819)	(13,400)
Repayments of debt	(804,356)	(762,826)
Dividends paid	-	(128,045)
Proceeds from exercise of common stock options	290	3,656
Other, net	3,827	(4,318)
Net cash provided by financing activities	156,405	238,749

Effect of exchange rate changes on cash	782	(2,579)

Net (decrease) increase in cash and cash equivalents	(117,015)	71,179
Cash and cash equivalents at beginning of period	402,878	230,784
Cash and cash equivalents at end of period	$285,863	$301,963

Supplemental Disclosure
Cash paid during the period for:
Interest, net of amount capitalized	$205,873	$226,172

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ROYAL CARIBBEAN CRUISES LTD.
NON-GAAP RECONCILING INFORMATION
(unaudited)
Gross Yields and Net Yields were calculated as follows (in thousands, except APCD and Yields):
	Quarter Ended		Nine Months Ended
	September 30,		September 30,
	2009	2008	2009	2008

Passenger ticket revenues	$1,270,610	$1,498,221	$3,176,473	$3,676,201
Onboard and other revenues	492,932	565,168	1,261,686	1,400,047
Total revenues	1,763,542	2,063,389	4,438,159	5,076,248
Less:
Commissions, transportation and other	303,969	375,638	772,350	918,313
Onboard and other	152,579	168,145	348,336	363,980
Net revenues	$1,306,994	$1,519,606	$3,317,473	$3,793,955

APCD	7,157,608	6,945,217	20,486,192	19,640,167
Gross Yields	$246.39	$297.09	$216.64	$258.46
Net Yields	$182.60	$218.80	$161.94	$193.17

Gross Cruise Costs and Net Cruise Costs were calculated as follows (in thousands, except APCD and costs per APCD):
	Quarter Ended		Nine Months Ended
	September 30,		September 30,
	2009	2008	2009	2008
Total cruise operating expenses	$1,116,086	$1,275,661	$3,033,857	$3,328,846
Marketing, selling and administrative expenses	196,594	191,115	576,344	592,604
Gross Cruise Costs	1,312,680	1,466,776	3,610,201	3,921,450
Less:
Commissions, transportation and other	303,969	375,638	772,350	918,313
Onboard and other	152,579	168,145	348,336	363,980
Net Cruise Costs	$856,132	$922,993	$2,489,515	$2,639,157

APCD	7,157,608	6,945,217	20,486,192	19,640,167
Gross Cruise Costs per APCD	$183.40	$211.19	$176.23	$199.66
Net Cruise Costs per APCD	$119.61	$132.90	$121.52	$134.38

Net Debt-to-Capital was calculated as follows (in thousands):	As of
	September 30,	December 31,
	2009	2008
Long-term debt, net of current portion	$6,628,442	$6,539,510
Current portion of long-term debt	667,608	471,893
Total debt	7,296,050	7,011,403
Less: Cash and cash equivalents	285,863	402,878
Net Debt	$7,010,187	$6,608,525

Total shareholders' equity	$7,443,746	$6,803,012
Total debt	7,296,050	7,011,403
Total debt and shareholders' equity	14,739,796	13,814,415
Debt-to-Capital	49.5%	50.8%
Net Debt	7,010,187	6,608,525
Net Debt and shareholders' equity	$14,453,933	$13,411,537
Net Debt-to-Capital	48.5%	49.3%

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